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Exhibit 11

Frontier  Corporation

Computation of Earnings per Share of Common Stock on a Fully Diluted Basis (Unaudited)


                                             3 Months Ended
                                                 March 31,
(In thousands, except per share data)        1997        1996
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Income (loss) applicable to common       $(13,814)   $ 56,830
 stock
  Add:  Interest on convertible                 -         139
        debentures
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                                          (13,814)     56,969
  Less:  Increase in related federal
         income taxes                           -          49
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  Adjusted income (loss) applicable to
  common stock                           $(13,814)   $ 56,920

Average Common Shares Outstanding
  (excluding common stock equivalents)    163,474     160,178
Adjustments for:
   Convertible Debentures (1)                   -         503
   Stock Options (1)                            -       3,420
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Adjusted common shares assuming
conversion of outstanding Convertible
Debentures and Stock Options at
beginning of each period                  163,474     164,101
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Earnings (loss) per share of common
stock on a fully diluted basis           $   (.08)   $    .35
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(1)  Convertible debentures and common stock equivalents are not applicable to the calculation when earnings are negative.